UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 5, 2014

Great China Mania Holdings, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-139008	59-2318378
(Commission File Number)	(IRS Employer Identification No.)

Room 1902, 19/F, Kodak House 2, Java Road, North Point, Hong Kong

(Address of Principal Executive Offices)

(852) 3543-1208
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2014, Great China Mania Holdings, Inc. (the “Company”) entered into a definitive material agreement (the “Agreement”) with Concept X Limited (“Concept X”) for the acquisition of 100% of the issued and outstanding shares of the company. We will issue 500,000 shares of restricted common stock to Concept X’s sole shareholder Lee Chi Lun.

The shares will remain restricted and will be locked up for a period of twelve (12) months from the date of completion of the acquisition (the “Restriction Period).  The Company will have the first right of refusal to repurchase the shares from Lee Chi Lun after the Restriction Period at the agreed upon price of USD $1.00 per share.  After the Restriction Period, should Lee Chi Lun elects to sell the shares, he agrees to apply the proceeds from the sale of the shares to settle the net trade payables of Concept X as of the date of closing.

The closing of the Agreement is subject to the following closing conditions: (1) Due diligence review; (2) all existing unsettled loans and debts of Concept X will be transferred to Chee Yan Label Weaving & Press Printing Company Limited; (3) cancel all payables and loans owed to shareholder and shareholder’s affiliate; and (4) the shareholder of Concept X assumes the liabilities of the net trade payables as of the date of completion of acquisition.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

1.1	Agreement for Share Exchange dated September 2, 2014.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREAT CHINA MANIA HOLDINGS, INC.

September 5, 2014	By:	/s/Kwan Yin Roy Kwong
Kwan Yin Roy Kwong
Chief Executive Officer and Director